Exhibit 21.1

DIRTT Environmental Solutions, Ltd.

List of Subsidiaries

Name	Jurisdiction of Organization

DIRTT Environmental Solutions, Inc.	Colorado
DIRTT Environmental Solutions Ltd.	England and Wales